EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-44373, 333-77089, 333-22737, 333-104017, 333-104204, 333-104205, 333-104207, 333-115712 and 333-115714 of Federated Department Stores, Inc. ("Federated") on Form S-8, Registration Statement No. 333-69682 of Federated on Form S-3, and Registration Statements of Federated with respect to The May Department Stores Company 1994 Stock Option Plan and The May Department Stores Company Profit Sharing Plan, on Form S-8, both to be filed on or about August 30, 2005, of our report dated March 23, 2005 (May 6, 2005 as to the effects of the restatement discussed in the "Consolidated Balance Sheet Restatement" footnote), relating to the consolidated financial statements and financial statement schedules of The May Department Stores Company and subsidiaries, and our report dated March 23, 2005, relating to management's report on the effectiveness of internal control over financial reporting (which excludes internal control over financial reporting at the Marshall Field's division, which was acquired on July 31, 2004), appearing in the Annual Report on Form 10-K/A of The May Department Stores Company for the year ended January 29, 2005 and incorporated by reference in this Current Report on Form 8-K of Federated Department Stores, Inc.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

August 29, 2005